UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2012

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(703) 918-4480

(Address, including Zip Code and Telephone Number, including Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On April 9, 2013, Alion Science and Technology Corporation (“Alion” or the “Company”) filed a current report on Form 8-K to report the March 31, 2013 sale of approximately $1.0 million worth of its common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”). The Company sold approximately 63,814 shares to the Trust at an average price of $16.25 per share for aggregate proceeds of approximately $1.0 million. The Company issued approximately 442,963 additional shares to the Trust, at an average price per share of $16.25, as a contribution to the employee stock ownership plan (“ESOP”) component of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan. The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01	Regulation FD Disclosure

Alion Science and Technology Corporation (“Alion” or the “Company”) intends to disclose on May 15, 2013, the following non-public information.

In the second quarter, three tasks orders totaling $52.7 million have been awarded to Alion under its WSTIAC IDIQ contract.

Item 8.01	Other Events.

State Street Bank and Trust Company, as trustee (“the Trustee”) of the Alion Science and Technology Corporation (“Alion” or the “Company”) Employee Ownership, Savings and Investment Plan (the “ESOP”), has selected a final value of $16.25 per share for Alion’s common stock as of March 31, 2013 (the “Valuation Date”).

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods:

•	Discounted Cash Flow Method; and

•	Transaction Method (i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples).

Valuations conducted by the valuation firm on behalf of the Trustee prior to September 30, 2011 used the Discounted Cash Flow Method, the Transaction Method and the Guideline Company Method. In the September 30, 2011 and subsequent valuations, the valuation firm has not used the Guideline Company Method. The Guideline Company Method was not used in the current analysis since current pricing multiples of the guideline companies remain near historical lows and are significantly below the pricing multiples implied by recent merger and acquisition activity in the government contracting sector. The significant gap between the pricing multiples of the guideline companies and recent transactions in the industry suggests that current pricing multiples for noncontrolling ownership interests may not be meaningful for purposes of valuing a controlling ownership interest. Because the ESOP owns a controlling interest in Alion, therefore, the Trustee and the valuation firm deemed the Guideline Company Method to be non-meaningful for the purpose of the current analysis.

Some of the factors that influenced the Trustee’s decision to select the value of $16.25 per share were the following:

•

Revenue for the 12-month period ended March 31, 2013 (the “LTM period”) increased relative to revenue in fiscal 2012 primarily due to a continued work with the U.S. Navy as well as growth in Alion’s agile engineering and rapid prototyping business;

•	Adjusted EBITDA in the LTM period increased relative to fiscal 2012 due to revenue growth and continued efforts to streamline operations of the company and become more efficient;

•

The fair market value of Alion’s debt was higher at March 31, 2013 compared with September 30, 2012 primarily due to the increase in the fair market value of the Senior Unsecured Bonds, consistent with a shorter maturity period and the increase in the Senior Secured Bonds principal balance due to the accrual of paid-in-kind interest of $3.2 million;

•

Alion’s cash balance decreased between September 30, 2012 and March 31, 2013 due to operating losses and an increase in working capital levels, resulting in excess working capital that somewhat offset the decline in cash; and

•	Fully-diluted common shares outstanding increased between September 30, 2012 and March 31, 2013.

The valuation firm prepared a written report, which is solely for the Trustee’s use in connection with its administration and operation of the ESOP, containing its procedures, analyses, and opinion as to the appropriate value of the Company’s common stock. In preparing its report, the valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by management of the Company, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those presented herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

May 15, 2013	By:	/s/ Thomas E. McCabe
Name: Thomas E. McCabe
Title: General Counsel